Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

ESGEN Acquisition Corporation is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, I confirm my consent to being named as a director nominee in the Registration Statement and to serve as a director if elected or appointed.

Dated: September 15, 2023

/s/ James P. Benson
James P. Benson